EXHIBIT 27
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                              DECLARATION OF TRUST
                      SIXTH SUPPLEMENTAL AMENDING AGREEMENT

         This Declaration of Trust Sixth Supplemental Amending Agreement is made effective the 1st day of March, 2001

                                     Between

                              PRIMEWEST ENERGY INC.
               a body corporate incorporated under the laws of the
         Province of Alberta, with an office in the City of Calgary, in the Province of Alberta (the "Corporation")

                                       and

                      THE TRUST COMPANY OF BANK OF MONTREAL
             a trust company incorporated under the laws of Canada,
        with offices in the City of Calgary, in the Province of Alberta
                                 (the "Trustee")

         WHEREAS by Declaration of Trust dated August 2, 1996 among the Corporation, Montreal Trust Company of Canada (the "Initial Trustee") and the Initial Unitholder, the Initial Unitholder settled the Trust upon the terms set forth in the Declaration of Trust; and

         WHEREAS the Declaration of Trust provides that the Declaration of Trust may be amended by the Trustee with the consent of the Unitholders by Special Resolution; and

         WHEREAS the Unitholders by Special Resolution passed at the Annual General and Special Meeting of Unitholders held on May 25, 2000 approved an amendment to the Declaration of Trust to provide for the creation of Special Voting Units having terms approved by the Board of Directors of the Corporation; and

         WHEREAS the Corporation and the Trustee propose to enter into this Declaration of Trust Sixth Supplemental Amending Agreement to effect the amendment so approved by Unitholders at the Annual General and Special Meeting held May 25, 2000;

         NOW THEREFOR THIS DECLARATION OF TRUST SIXTH SUPPLEMENTAL AMENDING AGREEMENT WITNESSETH that the Corporation and the Trustee agree as follows:

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                                   ARTICLE 1
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Supplemental Amending Agreement, unless the context otherwise requires, words and phrases used herein and which are defined in the Declaration of Trust shall have the meaning herein which are given to such words and phrases in the Declaration of Trust. In addition, the following terms have the following meanings:

         DECLARATION OF TRUST means that certain Declaration of Trust dated August 2, 1996 made among the Corporation, the Initial Trustee and the Initial Unitholder and restated July 19, 1999 by the Corporation and the Trustee; and

         SUPPLEMENTAL AMENDING AGREEMENT means this Declaration of Trust Sixth Supplemental Amending Agreement.

1.2      HEADINGS

         The division of this Supplemental Amending Agreement into Articles and Sections, the provision of a table of contents, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Amending Agreement.

1.3      CONSTRUCTION OF TERMS

         In this Supplemental Amending Agreement, words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; references to dollar amounts refer to such amounts in Canadian currency; references to "this Supplemental Amending Agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Supplemental Amending Agreement, and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof; and the expressions "Article" and "Section" followed by a number, letter, or combination of numbers and letters refer to the specified Article or Section of this Supplemental Amending Agreement.

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                                       -3-


                                    ARTICLE 2
                       AMENDMENTS TO DECLARATION OF TRUST

2.1      AMENDED DEFINITIONS

         The Declaration of Trust is hereby amended as of the date hereof by deleting the definition of each of "UNIT" and "UNITHOLDERS" contained therein and replacing them respectively with the following:

         "UNIT means a unit of the Trust created and issued hereunder and for the time being Outstanding and entitled to the benefits hereof, provided that the term "UNIT" shall not include the Special Voting Units except for the purpose of the definition of "UNITHOLDER" (but only for the limited purposes specified therein), and where the term "UNIT" is used in Article 11, "UNIT" shall include those units of the Trust which are at such time issuable upon the exchange of all Exchangeable Shares then outstanding for the purposes of determining the number of Units outstanding at a particular time, the number of votes to which a particular Unitholder is entitled, and whether or not specified voting thresholds are attained;

         "UNITHOLDERS means the holders from time to time of one or more Units and, for the purposes of Sections 15.2, 17.1, 17.2 and 18.3 hereof,
         Article 11 hereof and the definition of "ORDINARY RESOLUTION" contained herein only, Unitholders shall also include the holders from time to time of one or more Special Voting Units; and

2.2      ADDITIONAL DEFINITIONS

         The Declaration of Trust is hereby amended as of the date hereof by inserting the following defined terms in Section 1.1 thereof in the appropriate alphabetical order:

         "EXCHANGEABLE SHARE means shares in the capital of the Corporation or an Affiliate of the Corporation which are by their terms exchangeable into Units of the Trust;"

         "SPECIAL VOTING UNIT means a voting right created and issued by the Trust in conjunction with the issuance of Exchangeable Shares by the Corporation or an Affiliate of the Corporation for the purpose of allowing holders of such Exchangeable Shares to vote at meetings of Unitholders and having the rights and subject to the limitations, restrictions and conditions set out in Section 3.10 hereof;"

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2.3      SPECIAL VOTING UNITS

         The Declaration of Trust is hereby amended as of the date hereof by the addition thereto of the following as Section 3.10 thereof immediately following the current Section 3.9 thereof:

         "3.10    SPECIAL VOTING UNITS

         In addition to Units, the Trust is hereby empowered to issue Special Voting Units having the rights and subject to the limitations, restrictions and conditions set forth herein. The number of Special Voting Units that may be issued shall be unlimited.

         Subject to the proviso that Special Voting Units may only be issued by the Trust in conjunction with the issuance by the Corporation or an Affiliate of the Corporation of Exchangeable Shares, Special Voting Units may be issued at the times, to the persons, for the consideration and on the terms and conditions that the Corporation may determine.

         Each Special Voting Unit shall entitle the holder thereof to attend and vote at all meetings of Unitholders. The maximum number of votes attached to each Special Voting Unit shall be that number of Units into which the Exchangeable Shares issued in conjunction with the Special Voting Unit and at that time outstanding are then exchangeable. Special Voting Units may be voted by proxy on all matters that may properly come before the Unitholders of the Trust. Prior to delivering a Special Voting Unit proxy, the holder of a Special Voting Unit shall be obligated to determine, in a manner approved by the Corporation, the manner in which the holders of the then outstanding Exchangeable Shares that were issued in conjunction with that Special Voting Unit would vote on each matter put before the Unitholders. The holder of the Special Voting Unit would then be obligated to complete the Special Voting Unit proxy and record as votes in favour of the matter that number of votes equal to the number of Units into which the Exchangeable Shares which voted in favour of the matter are then exchangeable and record as votes against the matter that number of votes equal to the number of Units into which the Exchangeable Shares which voted against the matter are then exchangeable. Votes attached to the Special Voting Unit may only be counted to the extent of the number of Units into which the Exchangeable Shares issued in connection with the Special Voting Unit and then outstanding have recorded a vote on the matter.

         Special Voting Units shall have the rights granted above in respect of voting at meetings of Unitholders and shall have no other rights in the Trust or the Trust Fund and for greater certainty Special Voting Units do not represent a beneficial interest in the Trust."

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                                       -5-


                                   ARTICLE 3
                                  MISCELLANEOUS

3.1      CONFIRMATION OF AMENDED DECLARATION OF TRUST

         The Declaration of Trust as amended by this Supplemental Amending Agreement is hereby ratified and confirmed.

3.2      SUCCESSORS AND ASSIGNS

         The provisions of this Supplemental Amending Agreement shall enure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

3.3      COUNTERPARTS

         This Supplemental Amending Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument which shall be sufficiently evidenced by any such original counterparts.

3.4      SEVERABILITY

         If any provision of this Supplemental Amending Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Supplemental Amending Agreement in any jurisdiction.

3.5      TIME OF THE ESSENCE

         Time shall be of the essence in this Supplemental Amending Agreement.

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                                       -6-


3.6      GOVERNING LAW

         This Supplemental Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as Alberta contracts. The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Province of Alberta.

         IN WITNESS WHEREOF each of the parties hereto has caused this Supplemental Amending Agreement to be duly executed.


                                   PRIMEWEST ENERGY INC.

                                   Per: /s/
                                        ---------------------------------------

                                   Per: /s/
                                        ---------------------------------------


                                   THE TRUST COMPANY OF BANK\
                                   OF MONTREAL

                                   Per: /s/
                                        ---------------------------------------